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Exhibit 21.1

List of Subsidiaries

NetZero, Inc., a Delaware corporation

Juno Online Services, Inc., a Delaware corporation

NetBrands, Inc., a California corporation (dba Bluelight Internet Service)

Classmates Online, Inc., a Washington corporation

Classmates Advertising, Inc., a Delaware corporation

Mega Web Services, Inc., a Delaware corporation (dba 50 Megs, Bizhosting, Freeservers and Global
    Servers)

Juno Online Services Private Development Limited, a corporation organized under the laws of India

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  Exhibit 21.1